Exhibit 10.4

April 5, 2013

Gary M. Crosby
Buffalo, NY

Re:    Interim Chief Executive Officer Compensation Terms
Dear Gary:
I am pleased to confirm the terms of your compensation in connection with your assuming the position of Interim Chief Executive Officer of First Niagara Financial Group, Inc. (“First Niagara”), as of March 19, 2013 (the “Effective Date”).
1.Position and Employment Term. Your position as Interim Chief Executive Officer (“Interim CEO”) of First Niagara will continue from the Effective Date until the date a new Chief Executive Officer commences employment with First Niagara, which is expected to be no later than December 31, 2013, unless earlier terminated by you or First Niagara (the “CEO Employment Term”). During the CEO Employment Term, you will report directly to the Board of Directors of First Niagara and have all of the customary authorities, duties and responsibilities that accompany the position of Chief Executive Officer, including the strategic and operational responsibility for all lines of First Niagara's business. After the CEO Employment Term, you will be provided with a position and title at First Niagara that are equal to or higher than any other member of First Niagara's executive team, excluding the Chief Executive Officer.
2.Salary. As of the Effective Date, your annual base salary will increase to $655,000. Your salary will be paid in accordance with First Niagara's ordinary payroll schedule and practices, as in effect from time to time.
3.Annual Incentive Award. Beginning for calendar year 2013, your target annual incentive opportunity shall be 85% of the salary you earn during such calendar year (your “Annual Incentive”). Your actual Annual Incentive will be subject to the terms of the First Niagara Annual Executive Incentive Plan or any successor plan, will be determined by the First Niagara Compensation Committee in accordance with First Niagara's ordinary annual incentive award practices and will be paid in accordance with First Niagara's ordinary annual incentive award practices, in each case, as in effect from time to time.
4.Long-Term Incentive Award. Beginning for calendar year 2013, your target long-term incentive award opportunity shall be $1,000,000 (your “Long-Term Incentive”). Your actual Long-Term Incentive will be determined by the First Niagara Compensation Committee in accordance with First Niagara's ordinary long-term incentive award practices and will be granted in accordance with First Niagara's ordinary long-term incentive award practices, in each case, as in effect from time to time. Your Long-Term Incentive will be subject to the terms of First Niagara's 2012 Equity Incentive Plan (the “2012 Plan”) or any successor plan and the award agreements evidencing such awards, (which will contain First Niagara's ordinary provisions for other member of First Niagara's executive team).
5. Severance. On the date hereof, (i) you and the Company will enter into and you will become a participant in the First Niagara Transition Severance Plan, attached as Annex 1, and cease being a participant in the First Niagara Executive Severance Plan, and (ii) you and the Company will enter into the Amended and Restated Change in Control Agreement, attached as Annex 2 (together, the “Transition Plans”).
6.Effect of End of CEO Employment Term. The end of the CEO Employment Term will not affect the level of your annual base salary, target Annual Incentive or target Long-Term Incentive. Following the end of the CEO Employment Term, each of the preceding will be reviewed from time to time in accordance with the First Niagara's ordinary course practice at the time.
7.Cash Fee. During the CEO Employment Term, you will receive an additional monthly cash fee of $25,000 (your “Cash Fee”); provided, however, that your Cash Fee will be pro-rated for any partial month served during the CEO Employment Term. Your Cash Fee will be paid in arrears on the first payroll date of the month following the end of each month during the CEO Employment Term.

8.Initial Restricted Stock Unit Award. As soon as practicable following the Effective Date, First Niagara will grant you, under the 2012 Plan, restricted stock units over First Niagara common stock (your “CEO Restricted Stock Units”). The amount of your CEO Restricted Stock Units will have a value, as of the date of grant, of $1,000,000. Your CEO Restricted Stock Units will vest on March 19, 2016, or, if earlier, the date you become entitled to receive severance benefits under either of the Transition Plans. Your CEO Restricted Stock Units will be subject to the terms of the 2012 Plan and the terms of your award agreement evidencing such award, (which will contain First Niagara's ordinary provisions for other members of First Niagara's executive team).
9.Completion Bonus. You will be entitled to receive a cash bonus of $1,000,000 (your “Completion Bonus”); provided you remain employed by First Niagara until the date a new Chief Executive Officer commences employment with First Niagara, or, if earlier, the date you become entitled to receive severance benefits under either of the Transition Plans. Your Completion Bonus will be paid in a lump sum on the first payroll date following the CEO Employment Term in accordance with First Niagara's ordinary payroll practices, as in effect from time to time.
10.Compliance with First Niagara Policies; Employee Benefits. You agree and acknowledge that, as an employee of First Niagara, you will remain subject to First Niagara's policies as in effect from time to time (including, but not limited to, policies related to ethics, insider trading, confidentiality and proprietary information) and you agree to execute any agreements as reasonably requested by First Niagara to acknowledge your agreement to such policies. During your continued employment with First Niagara, you will continue to be eligible to participate in First Niagara's employee benefit plans and expense reimbursement policy on the same basis as those benefits are provided to other members of First Niagara's executive team, in each case, in accordance with the terms of the applicable benefit plan, as in effect from time to time.
11.Tax Matters. To the extent any taxable expense reimbursement or in-kind benefits under this letter agreement, or otherwise, is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the amount thereof eligible in one taxable year will not affect the amount eligible for any other taxable year, in no event will any expenses be reimbursed after the last day of the taxable year following the taxable year in which you incurred such expenses and in no event will any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit. Each payment under this letter agreement will be treated as a separate payment for purposes of Section 409A of the Code.
12.Governing Law. This letter agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that state.
13.Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed to you at the address on file with First Niagara and addressed to the General Counsel of First Niagara at the address of corporate headquarters.
14.General. This letter agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of First Niagara. This letter agreement will bind the heirs, personal representatives, successors and assigns of both you and First Niagara, as applicable, and inure to the benefit of both you and First Niagara, each of our respective heirs, successors and assigns, as applicable. If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision hereof and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties.
15.Counterparts. This letter agreement may be executed in counterparts, which shall be deemed to be part of one original, and facsimile and electronic image signatures shall be equivalent to original signatures.

We look forward to your service. I would appreciate it if you could acknowledge your agreement to the terms of this letter agreement by returning a signed copy to me.
Sincerely,

FIRST NIAGARA FINANCIAL GROUP, INC.
/s/ Kate White
By:	Kate White, Managing Director of Human Resources

AGREED AND ACKNOWLEDGED
/s/ Gary M. Crosby
Gary M. Crosby

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